GRILL CONCEPTS RECEIVES NASDAQ NOTIFICATION

LOS ANGELES, April 18 -- Grill Concepts, Inc. (Nasdaq: GRILE- News) today
                                                       -----  -----
announced that because it has not yet filed its Form 10-K for the year ended December 26, 2004, Nasdaq has informed the company that it is not in compliance with Marketplace Rule 4310(c)(14), which requires listed companies to provide Nasdaq with copies of all reports required to be filed with the Securities and Exchange Commission (SEC).

According to Nasdaq, Grill Concepts' common stock will be delisted from The Nasdaq Stock Market at the opening of business April 25, 2005, unless the company requests a hearing in accordance with Marketplace Rule 4800 Series.

If it is unable to file its Form 10-K before the delisting date, Grill Concepts intends to request a hearing to stay the delisting.

As a result of the company's filing delinquency, pending the hearing and/or filing of the delinquent report, an "E" has been appended at the end of the company's trading symbol effective today, April 18, 2005, and the company's securities are trading under the symbol "GRILE."

As announced March 31, 2005, Grill Concepts and its auditors are requiring additional time to complete the Form 10-K, since, as with other restaurants and retail companies, the company is adjusting its method of accounting for leases in light of the views expressed by the Chief Accountant of the SEC in a February 7, 2005 letter to the American Institute of Certified Public Accountants.

Grill Concepts said it expects to complete the preparation of its Form 10-K and the associated review by its auditors as quickly as possible and will file its report promptly upon its completion.

About Grill Concepts, Inc.

Grill Concepts owns and manages upscale casual and fine dining, full service restaurants under two core brand names: The Grill on the Alley and Daily Grill. The company operates 24 restaurants including four The Grill on the Alley-branded restaurants in Beverly Hills, Hollywood, San Jose, California, and Chicago, as well as 20 Daily Grill restaurants in Southern and Northern California, the Washington, D.C. metropolitan region, Houston, Texas, Portland, Oregon and Skokie, Illinois.

This news release contains forward-looking statements, which are based on current operations, plans and expectations. Such statements include, but are not limited to, the timing of the company's filing of its Form 10-K for the period ended December 26, 2004, the outcome of the company's Marketplace Rule 4800 Series hearing before Nasdaq and other factors. Actual results may differ materially from these statements due to risks and uncertainties beyond the company's control, which are detailed from time to time in the company's filings with the United States Securities and Exchange Commission.


Source: Grill Concepts, Inc.